Exhibit 10.44

FOURTH AMENDMENT TO THE EXPONENT, INC. 401(k) SAVINGS PLAN

(AS AMENDED AND RESTATED JANUARY 1, 2010)

WHEREAS, Exponent, Inc. (the “Company”) adopted an amended and restated 401(k) Savings Plan effective January 1, 2010 (the "Plan"); and

WHEREAS, the Company wishes to retroactively amend the Plan in order to reflect the Plan’s operation with regard to the calculation of Years of Service for vesting purposes in connection with correction of certain operational errors pursuant to IRS Revenue Procedure 2008-50; and

WHEREAS, the Company retains the right to amend the Plan under Section 11.1(a) thereof; and

WHEREAS, pursuant to Section 11.1(b) of the Plan, the Company has delegated to the Plan’s administrative committee the authority to adopt amendments that are designed to bring the Plan into compliance with applicable law, designed to ensure the continued tax-qualified status of the Plan or do not have a significant financial impact on the Company;

NOW, THEREFORE, effective as of January 2, 1999, the definition of “Year of Service” contained in the Plan (currently Section 2.46 of the Plan) is hereby amended, with respect to the calculation of an employee’s vesting service, to read as follows:

“Year of Service. “Year of Service” means, with respect to the calculation of an Employee’s vesting service under the Plan, a Plan Year during which the Employee is credited with at least one thousand (1,000) Hours of Service.”

IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to the Plan to be executed by its duly authorized officer.

Dated: July 2, 2013	EXPONENT, INC.
	By:	/s/ Gregory P. Klein
Title: Vice President, Human Resources